UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Event Earliest Reported): August 21, 2007 (August 17, 2007)

Monarch Staffing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-49915	88-0474056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30950 Rancho Viejo Rd #120,
(Address of principal executive offices)

(949) 260-0150
(Registrant's telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 17, 2007, we appointed Thomas Friedberg as a member of our Board of Directors.  Our Board of Directors has determined that Mr. Friedberg will qualify as “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Since 2004, Mr. Friedberg, age 47, has been President of Mineral King Partners, LLC (and its predecessor TWF Consulting), a strategic consulting firm that provides competitive benchmarking, competitive and strategic financial analysis, and valuation services.  Previously, Mr. Friedberg advised various technology companies, automobile salvage processors, specialty financial institutions, and telecommunications service providers, with an emphasis on wireless providers, for more than twenty years at firms such as Hambrecht & Quist, Piper Jaffray, and Tucker Anthony Sutro, and as a partner at Genesis Merchant Group Securities. Mr. Friedberg also served as Director of Investor Relations and Strategic Financial Analysis at US WEST’s new Vector Group, US WEST’s former publicly traded cellular and paging subsidiary where he directed the financial aspects and analysis of all merger and acquisitions undertaken by the Company. Mr. Friedberg received his MBA from the Wharton School at the University of Pennsylvania and BA and BS degrees from Stanford University. From 1999 to 2007 Mr. Friedberg served on the Governor’s Commission on Science and Technology for the State of Colorado at the appointment of Governor Bill Owens.  Mr. Friedberg is a member of the Board of Directors of DataLogic International, Inc., Systems Evolution, Inc. and STI Group, Inc.

As a member of our Board of Directors, Mr. Friedberg will receive cash compensation of $2,500 per quarter.  In addition, we have granted to Mr. Friedberg an option to purchase 100,000 shares of our common stock at exercise prices equal to $0.006 per share.  The option vested 20% upon grant and thereafter 10% for eight quarters with full vesting upon a change in control.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description
10.1	Indemnification Agreement with Thomas Friedberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Staffing, Inc.
a Nevada corporation

Date: August 21, 2007	By:	/s/ Joel Williams
Name: Joel Williams
Title: Chief Executive Officer